                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

--------------------------------------------------------------------------------

Name:     FRIENDS IVORY & SIME FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          One World Trade Center, Suite 2101
          New York, NY  10048


Telephone Number (including area code):

          (212) 390-1895

Name and address of agent for service of process:

George Walker
One World Trade Center, Suite 2101
New York, NY 10048
--------------------------------------------------------------------------------


Copies to:
John H. Grady, Jr., Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103


Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
          Form N-8A:  Yes  X     No
                         ----      ----

--------------------------------------------------------------------------------

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York, and state of New York on the 29th day of September, 1999.


                                           FRIENDS IVORY & SIME FUNDS


Attest: /s/ Debra L. Liss                  By:  /s/ George Walker
        ----------------------------            ------------------------------
                                           Name: George Walker
                                           Title: Trustee